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SHORT CERTIFICATE

                               STATE OF NEW YORK

                              INSURANCE DEPARTMENT

IT IS HEREBY CERTIFIED THAT the attached copy of Amended and Restated Charter of Union Security Life Insurance Company of New York, of Syracuse, New York, changing the minimum number of directors, reducing the number of directors who must be residents of the State of New York and removing a provision requiring directors to attend at least one meeting per year in person, as approved by this Department, September 17, 2010, pursuant to Section 1206 of the New York Insurance Law

HAS BEEN COMPARED WITH THE ORIGINAL ON FILE IN THIS DEPARTMENT AND THAT IT IS A CORRECT TRANSCRIPT THEREFROM AND OF THE WHOLE OF SAID ORIGINAL.

[SEAL] IN WITNESS WHEREOF, I have hereunto set my hand and affixed the official seal of this Department at the City of Albany, this 17th day of September, 2010.

                                        /s/ Clark J. Williams
                                        --------------------------------------
                                        Clark J. Williams
                                        Special Deputy Superintendent


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                        AMENDED AND RESTATED CHARTER OF
               UNION SECURITY LIFE INSURANCE COMPANY OF NEW YORK

           Under Section 807 of the New York Business Corporation Law and Under Section 1206 of the New York Insurance Law

I. The corporation was originally formed under the name Securance Life Insurance Company. The corporation's charter was originally filed by the New York Department of Insurance on August 17, 1971. The corporation's most recent charter was amended and restated and approved effective September 6, 2005.

II. This Amended and Restated Charter amends the corporation's charter to effect the following changes:

       (a) To change the number of directors who must be residents of the State of New York, in conformity with the New York Insurance Law;

       (b) To change the minimum number of directors required for the board in conformity with the New York Insurance Law;

       (c) To remove the provision in the Charter requiring directors to attend at least one meeting per year in person;

III. The text of the corporation's charter is hereby amended and restated, and to read as set forth below in full:

       1. The name of the corporation is UNION SECURITY LIFE INSURANCE COMPANY OF NEW YORK.

       2. The principal office of this corporation shall be located in the County of Onondaga, State of New York.

       3. The kinds of insurance to be transacted by this corporation shall be:

         A. "Life Insurance," means every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon (i) diagnosis of

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               terminal illness defined as a life expectancy of twelve months or less, (ii) diagnosis of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, (iii) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702 (B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101
               (g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment or (iv) certification by a licensed health care practitioner that the insured is chronically ill as defined by
               Section 7702 (B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under
               Section 101 (g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life Insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured or in the event the insured is a resident of a nursing home. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

         B. "Annuities," means all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of this chapter.

         C.  "Accident and health insurance," means

              (i) Insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and

              (ii) Non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury

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                    (but excluding insurance solely against accidental injury)
                    under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

              D. "Substantially similar kinds of insurance," meaning such insurance which, in the opinion of the superintendent, is determined to be substantially similar to one of the foregoing kinds of insurance and thereupon for the purposes of this chapter shall be deemed to be included in that kind of insurance.

       4. The mode and manner in which the corporate powers of this corporation shall be exercised are through a Board of Directors and through such officers and agents as said Board shall empower.

       5. The number of directors of this corporation shall not be less than seven (7) and not more than ten (10).

       6. The annual meeting of the stockholders of this corporation shall be held no earlier than April 15 and no later than June 15 of each calendar year at such place (within or without the State of New
            York) and at such date and hour as may be fixed from time to time by the Board of Directors and set forth in the notice of such meeting. The company shall provide written notice of the annual meeting of the stockholders to the Superintendent of Insurance, pursuant to
            Section 4211 of the New York Insurance Law. At each such annual meeting, directors shall be elected for the ensuing year to take office immediately upon election and hold office until the next annual meeting of stockholders of the corporation and until the successors of such directors are elected.

       7. At each annual meeting of stockholders of the corporation, each stockholder of record on the books of the corporation who shall have held his or her shares in his or her own name at least thirty (30) days prior to the meeting shall be entitled to one vote in person or by proxy for each share of the stock so held by him or her.

       8. Directors shall be chosen and elected by a plurality of the whole number of shares voted at the meeting.

       9. If any vacancy or vacancies in the Board of Directors shall occur by death, resignation, removal or otherwise, the remaining members of the Board of Directors, at a meeting called for that purpose, or at a regular meeting, may elect a director or directors to fill the vacancy or vacancies thus arising, and each

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          director so elected shall hold office for the unexpired term of the director whose place he or she has taken.

       10. At all times, each director of this corporation shall be at least eighteen years of age, a majority of the directors shall be citizens and residents of the United States, and at least one (1) director shall be a resident of the State of New York.

       11. The duration of the corporate existence of this corporation shall be perpetual.

       12. The amount of capital of this corporation shall be Two Million Dollars, to be represented by One Hundred Thousand (100,000) shares of stock of a par value of Twenty Dollars ($20.00) per share.

       13. The Board of Directors at its annual meeting, which shall be held immediately after the annual meeting of stockholders of this corporation, shall elect a President, one or more Vice Presidents, a Secretary and a Treasurer, and it may at its option at any time appoint or elect such other officers as shall from time to time be provided for in the bylaws of this corporation. Officers elected or appointed by the Board of Directors shall respectively hold office until the next annual meeting and until their successors are chosen and have qualified. Other officers shall serve at the pleasure of the Board of Directors unless otherwise provided in the bylaws.

       14. Vacancies in the above elective offices occurring in the interval between annual meetings of the Board of Directors may be filled at any time by the Board of Directors, and the person or persons so elected shall hold office until his, her or their successors are chosen and become qualified.

       15. Not less than one-third of the directors of this corporation and not less than one-third of the members of each committee of the Board of Directors of this corporation shall be persons who are not officers or employees of this corporation or of any entity controlling, controlled by or under common control with this corporation and who are not beneficial owners of a controlling interest in the voting stock of this corporation or any such entity. At least one such person must be included in any quorum for the transaction of business at any meeting of the Board of Directors or any committee thereof.

       16. The Board of Directors shall establish one or more committees comprised solely of directors who are not officers or employees of this corporation or of any entity controlling, controlled by, or under common control with this corporation and who are not beneficial owners of a controlling interest in the voting stock of this corporation or any such entity. Such committee(s) shall have responsibility for recommending the selection of independent certified public accountants, reviewing the corporation's financial condition, the scope and results of the

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          independent audit and any internal audit, nominating candidates for director for election by stockholders or policyholders, and evaluating the performance of officers deemed by such committee or committees to be principal officers of this corporation and recommending to the Board of Directors the selection and compensation of such principal officers.

       17. No director shall be personally liable to the corporation or any of its stockholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or
            (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (c) which constituted a knowing violation of any other law, or establishes that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; or (ii) the liability of a director for any act or omission prior to the adoption of this amendment by the stockholders of the corporation.

IV. This Amended and Restated Charter was authorized by unanimous vote of the Board of Directors at a duly called meeting on May 6, 2010, and by consent resolution adopted on May 6, 2010 by the corporation's sole stockholder who owns 100% of the corporation's outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, this Amended and Restated Charter has been subscribed to this 11th day of August, 2010 by the undersigned, who affirms under penalties of perjury that all the statements made therein are true.

                                                    UNION SECURITY LIFE INSURANCE COMPANY OF NEW YORK
Attested By:                                        formerly First Fortis Life Insurance Company

    /s/ Paula M. Seguin                               By:    /s/ Valerie Seasholtz
    ------------------------------------------------         -----------------------------------------------------
    PAULA M. SEGUIN                                   Name:  Valerie Seasholtz
    Assistant Secretary,                              Title: President
    Vice President, and Chief Administrative Officer

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